Exhibit 99.1

Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL	News

FOR IMMEDIATE RELEASE

Contact:	Brian Keogh	425-453-9400

ESTERLINE REPORTS Q1 2009 EARNINGS:

MAINTAINS GUIDANCE FOR FY09

Acquisitions Keep Full-Year Earnings Goal of $3.70 to $3.90 on Track

Highlights:

•	Income from continuing operations — $.38 per share

•	Full-year EPS guidance maintained — $3.70 to $3.90

•	Two acquisitions completed in the quarter

•	Gross margin 33.0% compared with 32.2% a year ago

•	Sales $309.7 million — $357.3 million a year ago

•	Backlog — $1.15 billion

BELLEVUE, Wash., Feb. 26, 2009 — Esterline Corporation, (NYSE:ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2009 first quarter (ended January 30) income from continuing operations of $11.5 million, or $.38 per diluted share, on sales of $309.7 million. Year-ago income from continuing operations was $29.7 million, or $1.00 per diluted share, on sales of $357.3 million. Income from discontinued operations was $.52 per diluted share, compared with $.04 per diluted share in the prior-year period, reflecting gains on the sale of a U.K.-based operation in November 2008. Net income was $26.9 million, or $.90 per diluted share, compared with $31.0 million, or $1.04 per diluted share, in the prior-year period.

Robert W. Cremin, Esterline CEO, said, “…operationally, quarterly results were somewhat better than we anticipated,” and he reiterated the company’s full-year earnings per share guidance range of $3.70 to $3.90. Cremin said, “…Esterline is affected by market dynamics just like everybody else in the industry, but we completed a couple of great-fit acquisitions in the quarter that we expect to contribute to the second half of the year, so we’re holding to our full-year guidance.”

Regarding the first quarter, Cremin said, “we expected to be slow out of the gate, and we said as much in our December conference call.” He said that “…although the first quarter performance was better than our internal projections, several issues that we discussed on that call influenced the quarter, including the aftermath of the Boeing strike, a slowdown in airline spares sales, foreign exchange issues and extended holiday plant closures.”

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Page 2 of 4 Esterline Reports First Quarter 2009

Cremin said that Esterline’s commercial aftermarket business was soft in the first quarter due primarily to slowing air traffic, airlines de-stocking inventories and deferred retrofits. In addition, the quarter absorbed a pretax foreign currency loss of $7.9 million ($1.7 million after tax or $.06 per diluted share) related to the funding of an acquisition.

Cremin also noted that the comparable year-ago quarter was an anomaly. He pointed out that “…not only was last year’s first quarter extraordinarily strong operationally due in part to the timing of a large defense shipment, it also included $6.9 million in one-time tax benefits, and an extra shipping week due to our fiscal calendar.”

Cremin cited gross margin strength as an encouraging metric in the quarter. Gross margin was 33.0% compared with 32.2% last year. He said, “…the improvement is particularly noteworthy given the softness in our spares business, and reflects the inherent value of our specialized niche businesses.”

Selling, general and administrative expenses (SG&A) held even with last year, totaling $59.7 million in the first quarter of 2009, compared with $59.4 million a year ago.

Research, development and engineering (R&D) expenses continued to ratchet down from the mid-2008 peak. R&D spending in the first quarter was $17.4 million compared with $21.6 million a year ago. Cremin said Esterline surged R&D in 2007 and 2008 to secure Tier 1 positions on several major new airframes, including such programs as the F-35 joint strike fighter, T-6B military trainer, and the new Boeing 787. He said that “…with our R&D investments on these programs largely expensed, we will begin to see significant benefit in coming years as we move into production.” During the quarter, Esterline received a production order for the first 35 T-6B integrated cockpits following successful first flight tests. The first cockpit is scheduled for delivery in late 2009.

The effective income tax rate for the first fiscal quarter of 2009 was 18.9% (before a $.4 million tax benefit) compared with 22.1% (before a $6.9 million tax benefit) for the prior-year period.

New orders for the first quarter of 2009 were $370.2 million compared with $348.4 million for the same period in 2008. Orders include $65.2 million in acquired backlog from the Racal and NMC acquisitions in the first fiscal quarter of 2009. Backlog was $1.2 billion compared with $949.1 million at the end of the prior-year period and $1.1 billion at the end of fiscal 2008.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 3 of 4 Esterline Reports First Quarter 2009

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

	Three months ended
In thousands, except per share amounts	Jan 30, 2009	Feb 1, 2008
Segment Sales
Avionics & Controls	$128,468	$142,908
Sensors & Systems	84,555	93,541
Advanced Materials	96,694	120,876

Net Sales	309,717	357,325
Cost of Sales	207,565	242,112

	102,152	115,213
Expenses
Selling, general and administrative	59,725	59,428
Research, development and engineering	17,398	21,632

Total Expenses	77,123	81,060
Other
Other expense	5,014	—

Total Other	5,014	—

Operating Earnings From Continuing Operations	20,015	34,153
Interest income	(411)	(1,292)
Interest expense	6,736	7,906
Gain on derivative financial instrument	—	(1,850)

Other Expense, Net	6,325	4,764

Income From Continuing Operations
Before Income Taxes	13,690	29,389
Income Tax Expense (Benefit)	2,168	(358)

Income From Continuing Operations
Before Minority Interest	11,522	29,747
Minority Interest	(35)	(22)

Income From Continuing Operations	11,487	29,725
Income From Discontinued Operations, Net of Tax	15,456	1,259

Net Earnings	$26,943	$30,984

Earnings Per Share - Basic:
Continuing Operations	$.39	$1.01
Discontinued Operations	.52	.04

Earnings Per Share - Basic	$.91	$1.05

Earnings Per Share - Diluted:
Continuing Operations	$.38	$1.00
Discontinued Operations	.52	.04

Earnings Per Share - Diluted	$.90	$1.04

Weighted Average Number of Shares Outstanding - Basic	29,664	29,386
Weighted Average Number of Shares Outstanding - Diluted	29,865	29,811

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Page 4 of 4 Esterline Reports First Quarter 2009

Consolidated Balance Sheet (unaudited)

In thousands	Jan 30, 2009	Feb 1, 2008
Assets
Current Assets
Cash and cash equivalents	$81,231	$106,509
Accounts receivable, net	270,974	232,225
Inventories	275,271	274,460
Income tax refundable	4,066	11,795
Deferred income tax benefits	34,781	31,171
Prepaid expenses	15,141	15,658
Other current assets	468	298

Total Current Assets	681,932	672,116
Property, Plant and Equipment, Net	201,562	215,037
Other Non-Current Assets
Goodwill	696,624	655,887
Intangibles, net	384,492	351,535
Debt issuance costs, net	7,213	8,782
Deferred income tax benefits	58,127	43,576
Other assets	36,495	26,385

	$2,066,445	$1,973,318

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$78,656	$88,041
Accrued liabilities	201,716	155,328
Credit facilities	118,858	5,911
Current maturities of long-term debt	8,352	6,688
Deferred income tax liabilities	1,759	—
Federal and foreign income taxes	9,458	10,632

Total Current Liabilities	418,799	266,600
Long-Term Liabilities
Long-term debt, net of current maturities	382,446	396,623
Deferred income tax liabilities	112,932	125,479
Other liabilities	118,711	51,255
Commitments and Contingencies	—	—
Minority Interest	2,832	2,990
Shareholders’ Equity	1,030,725	1,130,371

	$2,066,445	$1,973,318